UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2012

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10022

(Address of principal executive offices) (Zip Code)

(212) 559-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.

Current Report on Form 8-K

Item 2.06. Material Impairments.

As part of Citi’s ongoing capital planning efforts and in light of general improvement in equity capital markets globally, Citi plans to reduce its ownership interest in Akbank T.A.S. (Akbank) to below 10%, subject to appropriate market conditions and required approvals. Citi currently holds a 20% equity interest in Akbank, which it purchased in January 2007. The current carrying value of the equity method investment is $3.4 billion; in addition, hedging costs and translation losses reflected in other comprehensive income (OCI), a component of equity, total approximately $1.0 billion.

As a result of this decision, in the first quarter of 2012 Citi expects to record an impairment charge related to its total investment in Akbank amounting to approximately $1.1 billion pre-tax ($0.7 billion after-tax). This impairment charge is primarily driven by the recognition of all respective net investment foreign currency hedging and translation losses previously reflected in OCI as well as a reduction in carrying value of the total investment to reflect closing market price as of March 23, 2012.

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Certain statements in this document, including Citi's plan to reduce its ownership interest in Akbank and its expected impairment charge as a result of this decision, are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including but not limited to the precautionary statements included in this document and the completion of the final analysis of the financial and accounting impact on Citi as a result of the decision. More information about these factors and other factors that may affect Citigroup's future results is contained in Citigroup's filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2011 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2012	CITIGROUP INC.

By: /s/ Michael S. Helfer
Name: Michael S. Helfer
Title: General Counsel and Corporate Secretary